UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2020

INMED PHARMACEUTICALS INC.

(Exact Name of Company as Specified in Charter)

British Columbia	001-39685	98-1428279
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

InMed Pharmaceuticals Inc. Suite 310 - 815 W. Hastings Street, Vancouver, B.C. Canada		V6C 1B4
(Address of Principal Executive Offices)		(Zip Code)

Company’s telephone number, including area code: (604) 669-7207

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	INM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 12, 2020, InMed Pharmaceuticals Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC, as the representative of the underwriters named therein (collectively, the “Underwriters”), related to the public offering of 1,780,000 common shares, no par value (“Common Shares”) and investor warrants to purchase up to an aggregate of 1,780,000 Common Shares (the “Public Warrants”). Each Common Share is being sold together with one Public Warrant to purchase one Common Share, at a combined public offering price of US$4.50 per Common Share and accompanying Public Warrant, less the underwriting discounts and commissions payable by the Company (the “Offering”). The Company has granted the Underwriter a 45-day option to purchase an aggregate of up to an additional (i) 267,000 Common Shares and/or (ii) Public Warrants to purchase up to 267,000 Common Shares as may be necessary to cover over-allotments made in connection with the Offering, if any. The Common Shares and/or Public Warrants purchased under this option may be sold either together or separately in any combination to be determined by the Underwriters.

The Public Warrants to be issued in the Offering are exercisable beginning on the date of issuance and will expire six years thereafter. The exercise price of the Public Warrants is US$5.11 per Common Share. The exercise price and number of Common Shares issuable upon exercise of the Public Warrants will be subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction, among other events as described in the Public Warrants.

The Offering is expected to close on November 16, 2020, subject to the satisfaction of customary closing conditions. The net proceeds to the Company are expected to be approximately US$6.9 million, assuming no exercise of the Public Warrants and after deducting underwriting discounts and commissions and payment of other transaction expenses payable by the Company associated with the Offering.

The Offering is being made pursuant to the Company’s registration statement on Form S-1 (File No. 333-239319), which was initially filed with the Securities and Exchange Commission (the “Commission”) on June 19, 2020, subsequently amended and declared effective by the Commission on November 12, 2020.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

The Underwriting Agreement has been attached hereto as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

Copies of the Underwriting Agreement and the form of Public Warrant to be issued in connection with the Offering are filed herewith as Exhibits 1.1 and 4.1, respectively, and are incorporated herein by reference. The foregoing description of the Offering by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

Item 7.01 Regulation FD Disclosure.

On November 12, 2020, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information set forth in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information set forth in this Item 7.01, including Exhibit 99.1, shall not be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
1.1	Underwriting Agreement, dated November 12, 2020, by and between InMed Pharmaceuticals Inc. and Roth Capital Partners, LLC, as representative of the underwriters named therein

4.1	Form of Public Warrant

99.1	Press release, dated November 12, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INMED PHARMACEUTICALS INC.

Date: November 12, 2020	By:	/s/ Eric A. Adams
Eric A. Adams

President and Chief Executive Officer